NEWS BULLETIN

DDi Corp. 1220 Simon Circle Anaheim, CA 92806 NASDAQ: DDIC

For Further Information:

Mikel H. Williams	Sally Goff	Kathleen Buczko
Chief Executive Officer	Chief Financial Officer	NMC Partners
(714) 688-7200	(714) 688-7200	Investor/Analyst Information
(562) 366-1552

DDi Corp. Announces First Quarter 2007 Results

ANAHEIM, Calif., May 3, 2007 – DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically-advanced PCB engineering and manufacturing services, today reported financial results for its first quarter ended March 31, 2007.

First Quarter Results

The Company reported first quarter 2007 net sales of $43.4 million, adjusted EBITDA of $4.0 million, and net loss of $1.0 million.

First quarter 2007 net sales of $43.4 million were sequentially flat from fourth quarter 2006 net sales of $43.3 million, and were down 1.6 percent compared to PCB sales of $44.2 million in the first quarter of 2006 due to a softening in the market. First quarter 2007 net sales decreased 14.7 percent over net sales of $51.0 million in the same period in 2006 due primarily to the sale of the assembly business in the third quarter of 2006 which accounted for $6.8 million in sales in the first quarter of 2006.

Gross margin for the first quarter decreased to 18.4 percent of net sales from 19.6 percent of net sales in the fourth quarter of 2006, and was down from 20.2 percent of net sales including the assembly business and from 20.4 percent of PCB sales in the prior year first quarter. The year over year and sequential decrease in the PCB gross margin percentage was due to a combination of factors including a softening in bookings in the latter part of the fourth quarter which negatively impacted sales and operating performance in the early part of the first quarter, and higher material costs as a percentage of sales from price increases as well as a change in the technology mix.

Mikel Williams, President and Chief Executive Officer of DDi Corp., stated, “First quarter shipments started slower due to the softening in the market at the end of the fourth quarter which negatively impacted first quarter sales and operating performance. However, our first quarter bookings strengthened considerably on a sequential basis. We have expanded and strengthened our sales resources and customer focus by adding Jerry Barnes as SVP of Sales and several other PCB-experienced sales managers. Further, we have added 6 new sales rep firms and will continue to add to our sales distribution capabilities to pursue our goals of growth, increased market share and profitability.”

DDi Corp. First Quarter 2007 Earnings Results Page 2

Total sales and marketing expenses for the first quarter of 2007 were $3.1 million, or 7.2 percent of net sales, essentially flat on a sequential basis from $3.1 million, or 7.1 percent of net sales, for the fourth quarter of 2006 and down from the first quarter of 2006 of $4.3 million, or 8.4 percent of net sales. The decrease from the prior year quarter is primarily due to lower variable sales costs on lower sales attributed to the sale of the assembly business.

Total general and administrative expenses decreased sequentially to $3.8 million, or 8.8 percent of net sales, for the first quarter of 2007 compared to $4.0 million, or 9.1 percent of net sales, for the fourth quarter of 2006 primarily due to lower Sarbanes-Oxley and audit costs and lower management incentives. Compared to the prior year first quarter, general and administrative expenses were down from $3.9 million, or 7.6 percent of net sales, primarily due to lower salaries and related expenses, lower Sarbanes-Oxley compliance and audit fees, and improved cost management, partially offset by higher non-cash compensation expense in 2007 compared to 2006.

Adjusted EBITDA for the first quarter was $4.0 million, slightly down from the $4.3 million of Adjusted EBITDA for the fourth quarter of 2006 and down from Adjusted EBITDA in the first quarter of 2006 of $5.3 million. (A reconciliation of this non-GAAP measure is provided after the GAAP financial statements below.)

Net loss was $1.0 million for the first quarter of 2007, a sequential increase from a net loss of $0.1 million in the fourth quarter of 2006, primarily due to higher income taxes and a lower gross margin. Net loss also increased from the first quarter of 2006 of $0.5 million primarily due to the loss of gross margin contribution from the recently sold assembly business.

Liquidity

As of March 31, 2007, the Company had total cash and cash equivalents of $14.2 million and no borrowings outstanding under its revolving credit facility which had a borrowing capacity of $13.9 million. The revolving credit facility was renewed on March 30, 2007 for an additional three years with a maximum borrowing amount of $25 million. In connection with the renewal, the Company allowed both the Sovereign Circuits Revolving Credit Facility of $1.1 million and the Sovereign Circuits Capital Expenditures Credit Facility of $1.2 million with Key Bank to expire on March 31, 2007.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss first quarter 2007 financial results will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. The call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A telephone replay of the conference call will be available through May 10, 2007 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering the conference ID 38300301. An online replay of the webcast will be available for 12 months at www.ddiglobal.com/investor under “Financial Calendar.” For more information, visit the www.ddiglobal.com.

DDi Corp. First Quarter 2007 Earnings Results Page 3

About DDi

DDi is a leading provider of time-critical, technologically advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer PCB engineering, fabrication and manufacturing services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

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Non-GAAP Financial Measures

This release includes ‘adjusted EBITDA’, a non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measure, provides useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. It is also used by the Company’s lenders to determine components of covenant compliance. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as alternatives to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, DDi’s ability to extend its presence in other markets which it believes are less vulnerable to other manufacturers, and the anticipated benefits of the acquisition of Sovereign Circuits. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry; the Company's ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

[Financial Tables follow]

DDi Corp. First Quarter 2007 Earnings Results

DDi Corp.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)
	Qtr. Ended	Qtr. Ended	Qtr. Ended
	Mar. 31, 2007	Mar. 31, 2006	Dec. 31, 2006

Net sales	$43,447	$50,953	$43,277
Cost of goods sold	35,457	40,663	34,812

Gross profit	7,990	10,290	8,465
Operating expenses:
Sales and marketing	3,124	4,256	3,060
General and administrative	3,811	3,893	3,956
Amortization of intangibles	1,340	1,150	1,295
Restructuring and other related charges	77	397	148

Operating income (loss)	(362)	594	6
Interest and other expense, net	333	549	337

Income (loss) before income taxes	(695)	45	(331)
Income tax (benefit) expense	296	548	(236)

Net loss	$(991)	$(503)	$(95)

Less: Series B preferred stock dividends, accretion and repurchase charge	-	(1,800)	(11,021)

Net loss applicable to common stockholders	$(991)	$(2,303)	$(11,116)

Net loss per share applicable to common stockholders - basic and diluted	$(0.04)	$(0.13)	$(0.50)
Weighted-average shares used in per share computations - basic and diluted	22,595	18,277	22,045

DDi Corp. First Quarter 2007 Earnings Results

DDi Corp
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$14,238	$15,920
Accounts receivable, net	25,110	24,593
Inventories	15,475	14,559
Prepaid expenses and other	1,738	1,146

Total current assets	56,561	56,218
Property, plant and equipment, net	30,489	31,162
Goodwill and intangibles, net	50,357	51,696
Other assets	541	535

Total assets	$137,948	$139,611

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$-	$-
Accounts payable	12,791	12,884
Accrued expenses and other current liabilities	10,994	12,104

Total current liabilities	23,785	24,988
Other long-term liabilities	4,809	5,056

Total liabilities	28,594	30,044

Stockholders' equity:
Common stock and additional paid-in-capital	241,146	240,379
Accumulated other comprehensive income	279	268
Accumulated deficit	(132,071)	(131,080)

Total stockholders' equity	109,354	109,567

Total liabilities and stockholders' equity	$137,948	$139,611

DDi Corp. First Quarter 2007 Earnings Results

	DDi Corp.
Schedule of Non-GAAP Reconciliations
	(In thousands)
	(Unaudited)

	Qtr. Ended		Qtr. Ended	Qtr. Ended
	Mar. 31, 2007		Mar. 31, 2006	Dec. 31, 2006

Adjusted EBITDA:
GAAP net loss applicable to common stockholders		$(991)	$(2,303)	$(11,116)
Add back:
Interest and other expense, net		333	549	337
Income tax expense (benefit)		296	548	(236)
Depreciation		2,362	2,687	2,335
Amortization of intangibles		1,340	1,150	1,295
Non-cash compensation		552	243	496
Officer's severance		-	240	-
Restructuring and other related charges		77	397	148
Series B Preferred Stock dividends, accretion and repurchase charge		-	1,800	11,021

Adjusted EBITDA **		$3,969	$5,311	$4,280

** Earnings before interest and other, income taxes, depreciation, amortization, non-cash compensation, and if applicable, officer's severance, restructuring and other related charges, and Series B dividends, accretion and repurchase charge.